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                                                                EXHIBIT 10.14b

                         MANAGEMENT SERVICES AGREEMENT


     This management services agreement (the "Agreement") is made as of the 14th day of June, 1996 by and between Union Switch & Signal Inc., a Delaware corporation having offices at 1901 Main Street, Columbia, South Carolina (hereinafter referred to as "US&S"), and Ansaldo Trasporti, S.p.A., a corporation having offices at Via Argine, 425, 80147 Naples, Italy (hereinafter referred to as "ATR").

     WHEREAS US&S has for many years operated successfully a business involving the design, manufacture, sale and installation of railway signalling and automation equipment and systems.

     WHEREAS, US&S has developed, accumulated and possesses unique know-how, expertise and skills with respect to the successful operation of such a business.

     WHEREAS, ATR desires to obtain the assistance of US&S in the operation of ATR's Signalling Business Unit which consists of similar signalling businesses in Italy, Ireland and Sweden and in the management of ATR's interest in a similar signalling business in France.

     WHEREAS, US&S is willing to provide such assistance in accordance with the terms of this Agreement.

     NOW THEREFORE intending to be bound legally, the parties agree as follows:

1.0  Management Services

     At the request of ATR, and to the extent then available within the organization maintained by US&S, US&S shall furnish to ATR's Signalling Business Unit advice and assistance with respect to general management and organization, marketing, finance and control, manufacturing and administration, all as more particularly described in Exhibit A, attached and incorporated by reference. US&S shall use its best judgment, in consultation with ATR, to determine the methods by which it shall provide such advice and assistance.

2.0  Fee

2.1 In consideration of the furnishing of the services described in paragraph 1 hereof, ATR shall pay to US&S the following:

    (a) Forty-Three Thousand Five Hundred U.S. Dollars ($43,500) per month;
        and,

    (b) the out-of-pocket expenses incurred by US&S in furnishing said services, such as travel, living, etc.

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2.2 The amounts set forth in subparagraph 2.1 hereof shall be paid in U.S.
dollars within thirty (30) days after receipt of invoice.

3.0 Release and Indemnification

3.1 Neither US&S nor any of its directors, officers, employees or agents shall be liable to ATR or to any other Person (as used in this Agreement, "Person" shall include a natural person, corporation, partnership, joint venture, unincorporated association, trust or government or department or agency thereof) in any way in connection with this Agreement or the services provided hereunder unless it is determined by a final nonreviewable judgment of a United States court that US&S or such director, officer, employee or agent has engaged in willful misconduct or a knowing violation of law in connection with this Agreement or the services provided hereunder, and in no event shall the cumulative aggregate liability of US&S and its directors, officers, employees and agents to ATR and to all other persons for all claims arising in connection with this Agreement and the services provided hereunder exceed the amount of fees paid by ATR to US&S pursuant to subparagraph 2.1(a) hereof.

3.2 ATR shall indemnify and hold harmless US&S and each of its directors, officers, employees and agents (each, an "Indemnified Person") from and against any and all claims, damages, losses, liabilities, expenses and actions incurred by such Indemnified Person (including, but not limited to, all attorney's fees and other expenses incurred in investigating, defending, settling, compromising or paying any such claim, damage, loss, liability, expense or action) that arise in connection with this Agreement or the services provided hereunder except to the extent that such Indemnified Person is determined by a final nonreviewable judgment of a United States court to be liable to ATR pursuant to paragraph 3.1 hereof.

4.0 Term

This Agreement shall enter into force as of the date set forth on page one hereof and, unless the term hereof is extended by the express written agreement of the parties, as approved by the Audit Committee of the US&S Board of Directors, shall continue until December 31, 1996 or completion of the proposed transaction by which the railway signalling operations of US&S and ATR would be combined, whichever shall occur first; provided, however, that notwithstanding the foregoing, this Agreement shall be subject to the right of the Audit Committee of the Board of Directors of US&S to terminate same upon 30 days notice if such Audit Committee shall determine that the continued provision of services by US&S hereunder is no longer appropriate or in the best interests of US&S.




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5.0 Miscellaneous

5.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by a written agreement executed by a duly authorized officer of US&S and a duly authorized officer of ATR.

5.2 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of a party hereto to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by a duly authorized officer of that party, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or an estoppel with respect to, any subsequent failure to comply with such obligation, covenant, agreement or condition.

5.4 Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be given to the parties at the following addresses or at such other address for a party as shall be specified by like notice, provided that notice of a change of address shall be effective only upon receipt thereof;

    (a) if to US&S, to

        Union Switch & Signal Inc.
        1901 Main Street, Suite 1150
        Columbia, South Carolina 29201
        ATTN: J. Kirby
        Facsimile No. (803) 929 1219

    (b) if to ATR, to

        Ansaldo Trasporti, S.p.A.
        Via Argine, 425
        80147 Naples, Italy
        ATTN: Dott. Bruno Tufari
        Facsimile No. 39 81 565 0693

     Except as otherwise provided in this Agreement, notice shall be effective
(i) when delivered, if delivered personally or to a person of discretion employed in the office of the intended recipient or (ii) when sent, if sent by overnight courier or facsimile transmission or mailed by registered or certified mail (return receipt requested), postage prepaid.




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5.5 Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party without the prior written consent of the other party.

5.6 Governing Law. This Agreement shall be governed by the laws of the State of South Carolina (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including, without limitation, matters of validity, construction, effect, performance and remedies.

5.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.8 Interpretation. The headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. The use of the singular herein shall be deemed to be or include the plural (and vice versa), wherever appropriate.

5.9 Entire Agreement. This Agreement, including Exhibit A hereto, embodies the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such transactions.

5.10 Severability. Any provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

                                        UNION SWITCH & SIGNAL INC.


                                   By:  /s/ Walter Alessandrini
                                        -----------------------------


                                        ANSALDO TRASPORTI, S.p.A.

                                   By:  /s/ Luciano Cravarolo
                                        -----------------------------


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                                   EXHIBIT A


The management services to be provided to ATR by US&S include, but are not limited to, advice and assistance concerning policies, practices and procedures relative to:

A.    Management and Organization

      (1) the development and implementation of planning concepts and techniques to provide a means for establishing proper direction for the enterprise in the future;

      (2) the appraisal of the economic soundness of the various segments of the enterprise and of their respective methods of operation, and the establishment of standards and guidelines for measuring results;

      (3) the establishment of both short-range and long-range objectives for the enterprise and the promulgation of policies and plans for attaining such objectives;

      (4) the performance of organization studies and audits and the development of plans of organization based on such studies and audits;

      (5) the evaluation of organizational structure and the appraisal of the effectiveness of management relationship;

      (6) the appraisal of managerial performance and the establishment of executive recruitment, placement and development;

      (7) the development of position specifications and recommendations as to compensation levels and methods of compensation;

      (8) the organization of training sessions and the provisions of instructions for personnel; and

      (9) the planning and arranging of meetings between personnel and the enterprise and their counterparts in other enterprises, and visits of such personnel to other enterprises to observe and discuss methods of management, organization and administration.

B.    Marketing

      (1) the development of objectives, strategies and policies for marketing the products of the enterprise;

      (2) the analysis of the marketing organization and evaluation of its effectiveness;

      (3)  the development and implementation of programs concerning market research, selling and sales administration, advertising and sales promotion, product planning, after-sales service, distribution methods, recruitment, selection and training of sales personnel, sales forecasting, budget and expense controls; and
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      (4)  the obtaining and analysis of information concerning
           developments affecting the enterprise.

C.    Finance

      (1)  the analysis of financial requirements;

      (2) the development and implementation of methods and techniques for evaluating proposals for capital expenditures and major expense items such as new product developments; and

      (3)  the preparation of reports of financial results;

D.    Control

      (1) the development of cost reduction programs and methods; the development of programs for planning manufacturing facilities and presentations of proposals for such facilities; and

      (2) the analysis of factors instrumental in efficient and profitable manufacturing operations, including plant location, layout of factory equipment, manufacturing costs, purchasing, warehousing and inventory.

E.    Administration

      (1) the development and implementation of practices and procedures concerning usual and customary support services such as human resources, quality, legal, etc.









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